Exhibit 10.8

                          AMENDED EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT ("AGREEMENT") made as of this 1st day of December 2005 ("EFFECTIVE DATE") by and between ECOSPHERE TECHNOLOGIES, INC., a Delaware corporation ("COMPANY"), and MICHAEL R. DONN, SR. ("EXECUTIVE").

      In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. TERM OF EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a period beginning on the Effective Date and terminating, unless sooner terminated as provided herein, on the date that is the third year's anniversary of the Effective Date (such third anniversary or earlier date of termination, the "TERMINATION DATE", and such period, the "TERM"). Notwithstanding the foregoing sentence, this Agreement may be terminated by the Company effective as of the first year's anniversary of the Effective Date (the "FIRST ANNIVERSARY", and the period between the effective date and the First Anniversary, "YEAR 1", and the subsequent annual periods covering the same months, "YEAR 2" and "YEAR 3", respectively), by delivery of written notice of termination to Executive at any time (but no later than sixty
            (60) days after the First Anniversary, if either of the following two requirements are not met:

                  (i) At all times during the ninety (90) days preceding and inclusive of the First Anniversary, the Company must be "cash positive"; "cash positive" means that the Company is able to pay all of its obligations as they become due (excluding obligations that were already due and payable on the Effective Date) out of the Company's cash flow from operations; the determination of whether the Company is "cash positive" shall be within the reasonable discretion of the Parent Company, UltraStrip Systems, Inc. ("UltraStrip"), Board of Directors or its Compensation Committee (either the "BOARD"); and

                  (ii) During the Term of Employment the Company shall operate as a unified team, with its management, employees and consultants all fulfilling or working towards fulfilling their assigned duties, not impeding or interfering with the assigned duties of others at the Company, and working generally in harmony towards the common goals established by the Board and the Executive; the Board shall determine, in the exercise of its reasonable judgment, if the foregoing requirement has been met.

      2. DUTIES OF EXECUTIVE. Executive is hereby hired and employed by the Company as its President. Executive shall perform the duties and accept the responsibilities typical for the President of an emerging technology sales and service company, and Executive shall devote his efforts to rendering services to the Company in such capacity. Executive shall

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            not be required without his consent to undertake responsibilities not commensurate with his position. Executive shall report to the Board. [FROM A LIMITATION OF LIABILITY PERSPECTIVE, IT IS BEST TO HAVE HIM REPORT TO THE ECOSPHERE BOARD MEMBERS OTHER THAN HIMSELF].

      3.    COMPENSATION OF EXECUTIVE.

                  (i) BASE SALARY. Executive shall be entitled to receive from the Company a base salary ("BASE SALARY") of: (A) two hundred twenty five thousand dollars ($225,000) in Year 1; (B) two hundred fifty thousand dollars ($250,000) in Year 2; and (C) two hundred seventy five thousand dollars ($275,000) in Year 3. [THE INITIAL YEAR BASE SALARY SHALL NOT COMMENCE UNTIL THE COMPANY HAS ACHIEVED SIGNIFICANT CASH FLOW FROM A NEW CONTRACT OR HAS CLOSED AND COLLECTED A SUBSTANTIAL CAPITAL INFUSION] Base Salary shall be payable in accordance with the normal payroll scheduling practices of the Company; PROVIDED, HOWEVER, that the Board may at any time, and from time to time, defer up to fifty percent (50%) of the Base Salary until such time as the Company is, in the Board's discretion, financially able to pay the full Base Salary. If Base Salary is deferred, it shall be paid in full on the ninetieth (90th) day after the date that the Board determines, by resolution, that the Company is "fully funded", meaning that it is financially able to pay the full Base Salary and all deferred Base Salary.

                  (ii)  STOCK OPTIONS.

                              (A) Upon execution of this Agreement, UltraStrip
                                  granted Executive a non-statutory stock option to acquire five hundred thousand (500,000) shares of UltraStrip's common stock at an exercise price of $1.00 value at the date of grant, exercisable at any time prior to the date that is the fifth year's anniversary of the Effective Date ("FIFTH ANNIVERSARY"), subject to SECTION 3(ii)(E), below.

                              (B) If on the thirtieth (30th) day following the
                                  First Anniversary Executive remains employed by the Company and has not been notified by the Board that his employment hereunder is terminated, UltraStrip shall grant Executive a non-statutory stock option to acquire an additional one hundred fifty thousand (150,000) shares of Company's common stock and on the thirtieth (30th) day following the Second Anniversary Executive remains employed by the Company and has not been notified by the Board that his employment hereunder is terminated, UltraStrip shall grant Executive a non-statutory stock option to acquire an additional one hundred fifty thousand (150,000) shares of UltraStrip's common stock at an exercise price per share that is equal to the fair market value per share of UltraStrip's common stock as of the date of the option grant. Fair market value shall be determined as provided in the stock option plan then maintained by UltraStrip for its employees, and if there is no such plan, then fair market value shall be determined by the Board of Directors in the good faith exercise of its discretion

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                                  (either case to be hereinafter referred to
                                  "FMV". Such option shall be exercisable at any time prior to the Fifth Anniversary, subject to SECTION 3(ii)(E), below.

                              (C) All options granted to Executive under this
                                  SECTION 3(ii) are referred to herein as the "OPTIONS". If Executive's employment hereunder is terminated by Company for any reason other than for "cause" (defined below), or if Executive terminates his employment for "good reason" (also defined below), or if this Agreement expires in accordance with its terms, then all Options that are granted, vested and effective prior to such date of termination or expiration shall remain in effect, but those that are not then granted, vested and effective shall expire ninety (90) days after the date of such termination or expiration. If Executive's employment hereunder is terminated by Company for "cause", or if Executive terminates his employment and does not have "good reason" to terminate, then all Options that have been granted but are not exercised by Executive on or before the date of such termination shall expire on the date of termination of employment.

                              (D) All shares acquired upon exercise of options
                                  granted under this SECTION 3(ii) shall have be covered by UltraStrip's Form S-8 which it shall file with the Securities and Exchange Commission at about the time it files its Form 10-KSB for the year ending December 31, 2005.

                              (E) All provisions of this SECTION 3(ii) that are
                                  to be performed after expiration or
                                  termination of this Agreement shall survive the expiration or termination of this Agreement until such provisions expire or terminate in accordance with their terms.

                  (iii) ANNUAL PERFORMANCE EVALUATION. Following each calendar year during the Term, the UltraStrip . President & CEO acting with the consent of the Board shall evaluate the Executive's performance during such calendar year and may pay the Executive a cash bonus of up to one percent (1%) of annual gross revenues, after deducting consultant "brokerage fees" as presented in the approved Annual Budget of the Company not to exceed 25% of the Executive's current Salary. This provision shall obligate the UltraStrip President & CEO to evaluate the Executive and consider payment of a bonus annually, but does not require payment of any bonus unless the CEO, with the consent of the Board, determines to pay a bonus.

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      4.    OTHER BENEFITS.

            (i) In the course of his employment Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

            (ii) The Company shall, so long as it is available, maintain health insurance coverage for Executive in such amount, on such terms, and with such carriers as shall reasonably be determined by the Company's Board of Directors. However, Company shall, at a minimum, provide Executive with such insurance coverage as may be made available to other executive-level employees at the Company and UltraStrip.

            (iii) Executive shall be entitled to up to four (4) weeks (or the equivalent of 160 hours) Personal leave (PTO) during each of Year 1, Year 2 and Year 3. Each year's specific amount of PTO (not to exceed four weeks) will be determined in the Annual Performance Evaluation. In the event Executive does not take all of his vacation during any year, the unused vacation shall not carry over into the next year, nor shall the Company be required to pay Executive for any unused vacation.

      5.    TERMINATION BY THE COMPANY.

            (i) In addition to its right to terminate this Agreement at the end of Year 1 pursuant to SECTION 1 hereof, the Company shall have the right to terminate this Agreement under the following circumstances:

                              (A) Upon notice from the Company to Executive in
                                  the event of an illness or other disability which has incapacitated him from performing a material portion of his duties for twelve (12) consecutive weeks as determined in good faith by the Board; or

                              (B) For "cause" upon notice from the Company.
                                  Termination by the Company of Executive's employment for "cause" shall be limited to the following circumstances:

              1. Executive is convicted of, pleads guilty to or pleads no contest to a felony involving moral turpitude including

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                  fraud, conversion, embezzlement, falsifying records or reports regardless of whether it relates to the Company or a similar crime involving the Company's property;

              2. Executive willfully breaches this Agreement in a material way, which breach remains uncured thirty (30) days after written notice thereof shall have been sent to Executive; or

              3. Insubordination or incompetence, as reasonably determined by the Board after Executive has had the opportunity to address the Board with respect to the matter.

            (ii) If this Agreement is terminated pursuant to SECTION 5(i) above, all of Executive's rights and all of the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

            (iii) If this Agreement is terminated as the result of his death or pursuant to SECTION 5(i)(A) above, Executive or his estate shall be entitled to receive cash equal to Executive's remaining unpaid Base Salary through the period that ends on the 360th consecutive day following the date of termination of this Agreement or that ends on the third year's anniversary of the Effective Date, whichever occurs first. Such cash shall be payable to Executive or his estate in accordance with the Company's normal payroll practices that would otherwise have applied to payment of his Base Salary. The Company may purchase insurance to cover all or any part of its obligations set forth in this SECTION 5(iii), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

            (iv) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

      6. TERMINATION BY EXECUTIVE. Executive shall have the right to terminate his employment under this Agreement for "good reason", by giving at least sixty (60) days'

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            prior written notice of termination to the Company if the Company materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity. If this Agreement is terminated pursuant to SECTION 5(i) above, all of Executive's rights and all of the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

      7. CERTAIN CONSEQUENCES OF TERMINATION. If Executive terminates this Agreement for "good reason" pursuant to SECTION 6 hereof, or if the Company terminates Executive's employment under this Agreement for any reason other than any that is set forth in SECTION 1 OR 5(i), Executive shall receive cash payments equal to six months (6) the Executive's Base Compensation for the year of termination. Such cash shall be payable to Executive in accordance with the Company's normal payroll practices that would otherwise have applied to payment of his Base Salary.

      8. REMEDIES. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under SECTION 1 OR 5(i)), or in the event of termination by Executive for "good reason" under SECTION 6, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

      9.    COVENANT NOT TO COMPETE; DISCLOSURE OF INFORMATION.

                  (i) Executive agrees that all information concerning Company and its business, customers and suppliers, that is not generally known to the public by means other than disclosure by or on behalf of Executive, is confidential (collectively, "CONFIDENTIAL INFORMATION") and shall be kept confidential by Executive. Executive agrees not to use or disclose any Confidential Information to any person, under any circumstances, at any time, except solely to the extent required to perform his duties to the Company under this Agreement. If Executive is legally required to disclose any Confidential Information pursuant to a subpoena or court order, he may make such disclosure, upon giving at least ten (10) days' prior written notice to Company (or upon such shorter notice as is available to Executive if the subpoena is returnable within less than ten (10) days).

                  (ii) During the term of Executive's employment with Company and for a period of two (2) years after his employment terminates ("Noncompete Period"):

                              (A) Executive shall not directly or indirectly
                                  compete, or assist another person in
                                  competing, against Company anywhere in the world; and for

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                                  these purposes, to "compete" shall mean to
                                  provide the same or similar products or
                                  services as those provided, marketed, or actively being developed, by Company at any time during the Noncompete Period;

                              (B) Except on behalf of and for the benefit of the
                                  Company in the performance of his duties hereunder, Executive shall not directly or indirectly recruit, solicit or influence any employee of the Company to discontinue his or her employment relationship with the Company, or employ or seek to employ, or cause or encourage any other person to employ or seek to employ, any person who is then, or was at any time within the then preceding two (2) years, employed by the Company;

                              (C) Executive shall not directly or indirectly
                                  compete with the Company by soliciting,
                                  inducing or influencing any of the Company's suppliers or customers, or former suppliers or customers, to discontinue or reduce the extent of their relationship with the Company; and

                              (D) Executive shall not interfere with, or disrupt
                                  or attempt to disrupt, any business
                                  relationship, whether established by formal contract or otherwise, between the Company and any supplier, customer, employee or agent of the Company.

                  (iii) The parties hereto acknowledge that the worldwide scope of this Noncompete is reasonable because the Company conducts business worldwide.

                  (iv) The covenants in this SECTION 9 shall survive the termination of this Agreement.

                  (v) If Executive shall breach or threaten to breach any of the provisions of this SECTION 9, Executive agrees that, in addition to remedies at law available to Company, Company shall be entitled to obtain, and Executive agrees not to oppose on any basis, equitable relief in the form of specific performance, temporary or permanent injunction or any other equitable remedy available to Company.

      10. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if hand delivered or sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: President & CEO, 3515 S.E. Lionel Terrace, Stuart, Florida 34996, or at any other address designated by the Company to Executive in writing; and if to Executive, at his last known address provided by him in writing to Company.

      11. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in

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            part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby. In furtherance of this provision, the parties intend that the two year non compete provision may be shortened by a Court to a time period which the Court concludes is enforceable.

      12. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

      13. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

      14. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Martin County, Florida.

      15. PRIOR AGREEMENT. This Amended Employment Agreement supercedes and replaces the prior Employment Agreement of even date which had certain scrivener's errors.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.

MICHAEL R. DONN                    ECOSPHERE TECHNOLOGIES, INC.

_______________________________    BY:  _______________________________________
                                   J.C. "Jim" Rushing III, Authorized Signatory

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